Exhibit 99.1

 Improved Design From Bell Labs To Enhance Features and Lower Cost of
mPhase Digital Set Top Box

Lucent Technologies’ R&D arm helps mPhase Technologies with cost reductions for their
Traverser™ System for High-Speed Data and Digital TV Delivery over Copper

Business/High Tech Editors

NORWALK, Conn.–(BUSINESS WIRE)—February 12, 2003

mPhase Technologies, Inc. (OTC BB: XDSL), a leading designer of innovative solutions for the delivery of broadcast digital television and high-speed data solutions over copper wires, announced that it has entered into an agreement under which Lucent Technologies will refine its mPhase Intelligent Network Interface (INI™) digital set-top box. Bell Labs, the research and development arm of Lucent, will help redesign a cost-reduced, feature-enhanced version of mPhase’s digital set top box, a component in mPhase’s Traverser™ Digital Video Data Delivery System (DVDDS). This enhanced set top box will be called the Stingray and feature both the mPhase and Lucent logos.

mPhase and Lucent Technologies have been working closely together to further improve the economics of delivering television over copper wires. As a first step, Bell Labs, has been focused on reducing the cost and improving the functionality of mPhase’s new set top box, the Stingray. “Bell Labs is pleased to lend our expertise in the crucial areas of cost reduction and feature enhancement to improve mPhase’s existing system for delivering converged services,” said Dr. Victor Lawrence, vice president, Advanced Communications Technology at Bell Labs.

The Traverser Stingray offers greater functionality than its predecessor the mPhase Intelligent Network Interface (INI). Similar to its precursor, this device ingests a DSL line carrying television, high-speed data and voice signals and routes the services to their respective devices. In addition, this newly enhanced set top box has been designed to support multiple channels of television, an electronic programming guide, video-on-demand, MPEG2, MPEG4, video over IP, and is compatible with both CAP and DMT modulation schemes. Additionally, the Stingray is significantly smaller in size making it easily stackable and easy to fit inside home entertainment cabinets. Perhaps most importantly, the cost of this device is approximately 50% less than the original set top box and extremely competitive with all other vendors’ video over DSL set top boxes. Further design enhancements are expected in the near term as mPhase and Bell Labs, Lucent Technologies continue their development efforts.

As part of the development agreement between mPhase and Lucent, the companies will be co-branding the Stingray. According to Mr. Ronald A. Durando, “Bell Labs has been fueling the electronics revolution for more than 75 years. mPhase is thrilled to have Bell Labs help us enhance our digital set top box, the Stingray, making it more competitive for the growing broadband delivery market.” Mr. Durando further added, “the co-branding arrangement strengthens the competitive position of the Traverser™ worldwide and allows mPhase to capitalize upon Lucent’s strong brand equity in the industry.” With a more cost-competitive, feature-rich product, the Traverser DVDDS should be even better suited for both established and emerging international markets.

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About mPhase Technologies, Inc.

mPhase Technologies Inc. develops solutions for cost-effectively and reliably transmitting broadcast digital television, high-speed Internet access and traditional telephone service over existing copper telephone lines via its flagship product, the Traverser™ Digital Video and Data Delivery System (DVDDS). mPhase also offers a growing line of innovative DSL component products, such as iPOTS, designed to help service providers lower the provisioning and operating costs associated with DSL. Additionally, through its subsidiary company, mPhaseTelevision, the Company provides a turnkey digital television package, including a full compliment of television programming to service provides utilizing video over DSL.

More information is available at the mPhase Web site at www.mPhaseTech.com, or by calling 877.674-2738. Investors may obtain additional information and subscribe to investor services by referring to the Investor Information section at the mPhase Web site or by calling Brittany Raymond of the Investor Relations Department at 203/854-1348.

About Lucent Technologies, Inc.

TBD

Contact Information:

mPhase Technologies, Inc.
Jennifer Silcott, Director of Marketing
Phone: 203.831.2208
Email: Jsilcott@mphasetech.com

Contact Information:

Lucent Technologies, Inc.